Exhibit 99.1

Memorial Production Partners LP To Acquire Oil and Gas Properties

and Announces Increased Borrowing Base of $380 Million

HOUSTON, TEXAS, September 18, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has signed a definitive agreement to acquire certain oil and natural gas properties in East Texas from Goodrich Petroleum Corporation, for a purchase price of $95 million, subject to customary purchase price adjustments. The transaction is expected to close on or about September 28, 2012, subject to customary approvals and closing conditions, and will be financed with borrowings under MEMP’s existing credit facility. The effective date for this transaction is July 1, 2012. These properties are located in the South Henderson field of Rusk County, Texas.

The acquisition is expected to be immediately accretive to both distributable cash flow per unit and net asset value per unit while improving MEMP’s operating margin. Management will evaluate the impact of the acquisition on current distribution levels as it integrates these acquired assets. Additionally, MEMP will provide updated 2012 production and financial results guidance in conjunction with the closing of the transaction.

“This is our fourth transaction since our IPO, which demonstrates our commitment to grow MEMP through strategic acquisitions and provides MEMP with predictable, low operating cost and long-lived production,” said John A. Weinzierl, Chairman, President and Chief Executive Officer of the general partner of MEMP. “We also appreciate the ongoing support and contributions to our growth from our banks since our formation,” Weinzierl added.

Operational highlights of the transaction:

•	Estimated net proved reserves of approximately 139 Bcfe
•	22% proved developed reserves
•	Proved reserve to production ratio of approximately 30 years
•	Current net production of approximately 12.6 MMcfe per day, of this amount, approximately 62% is natural gas and 38% is oil and natural gas liquids
•	Producing wells: 42 gross (40 net), average working interest of 96%, which will be 95% operated by MEMP
•	Approximately 8,450 gross acres (7,120 net), all of which is held by production

•	25 gross (19 net) current proved undeveloped horizontal drilling locations in the Cotton Valley formation.

Financial highlights of the transaction:

In conjunction with the closing of this transaction, MEMP has secured commitments from its bank group to expand its borrowing base to $380 million from the previous $300 million under its $1 billion revolving credit facility consisting of eleven participating banks. After giving pro forma effect for the transaction, MEMP expects $295 million of debt outstanding under its credit facility, leaving approximately $85 million available. MEMP may seek an interim redetermination of its borrowing base prior to its next scheduled redetermination in April 2013 for any future acquisitions.

Hedging Update

Consistent with its hedging policy, MEMP will execute commodity price hedges for a significant portion of its expected oil and natural gas production acquired in this transaction to reduce the impact to cash flows from commodity price fluctuations.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas and East Texas/North Louisiana and consist of mature, legacy onshore oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute

MEMP’s business plan, prices and demand for natural gas and oil, MEMP’s ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX oil and natural gas futures prices as of September 7, 2012) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of proved reserves may differ materially from the estimates of its proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Contact

Memorial Production Partners LP

Ronnetta Eaton – Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com